Exhibit 99(d)(14)

STATE OF NORTH CAROLINA

WAKE COUNTY	POWER OF ATTORNEY

Know all persons by these presents, that I, LONNIE C. POOLE, III, the undersigned, of Wake County, North Carolina, hereby make, constitute, and appoint J. LEE LLOYD, of Guilford County, North Carolina, my true and lawful attorney-in-fact for me and in my name, place and stead, giving unto said person, full and equal power to act in my name, place and stead in any way which I myself could do if I were personally present and in whatever capacity I might so act, with respect to all of the following of my affairs, interest, and property, of every kind and description, real, personal or mixed and with respect to each and every one of the designated following matters:

The negotiation and/or consummation of any and all transactions pertaining to or affecting my right, title, interest or authority with respect to Waste Industries USA, Inc., Marlin HoldCo GP, LLC, Marlin HoldCo LP, Lonnie C. Poole, Jr. Grantor Trust dated May 1, 1995, C3 Foundation, Inc. and their respective affiliates and subsidiaries, including but not limited to those contemplated by or related to (i) the Agreement and Plan of Merger, dated as of December 17, 2007, by and among Waste Industries USA, Inc., Marlin HoldCo LP and Marlin MergeCo Inc.; (ii) the Support Agreement, dated October 22, 2007, by and among MIP Waste Holdings GP, GS Direct, LLC and the Shareholder Parties (as defined in the Support Agreement); (iii) the Commitment Letter signed by me, dated December 17, 2007, addressed to Marlin HoldCo LP; and (iv) the Interim Investors Agreement made as of December 17, 2007, by and among Marlin HoldCo LP, Marlin MergeCo Inc. and the Investors (as defined in the Interim Investors Agreement). The authority granted hereunder shall include, without limitation, the authority to execute any and all documents, papers, and instruments of any type and description and to take any other actions which are required, necessary or deemed by my attorney-in-fact to be advisable in connection with the above-described matter.

Notwithstanding the foregoing generality, the authority granted above specifically includes the power and authority to execute and deliver any and all documents, papers and instruments of any type and description and to take such other actions as are required, necessary or deemed by my attorney-in-fact to be advisable in my capacity as officer, director, trustee, shareholder, member, manager, general partner or limited partner on behalf of any of the following: Waste Industries USA, Inc., Marlin HoldCo GP, LLC, Marlin HoldCo LP, Lonnie C. Poole, Jr. Grantor Trust dated May 1, 1995, C3 Foundation, Inc. and their respective affiliates and subsidiaries.

Execution by my named attorney-in-fact alone shall be sufficient, and shall be deemed my act in whatever capacity I might have so acted in my own right. Actions by my said attorney-in-fact shall be upon such terms, covenants, and provisions as my said attorney-in-fact, shall deem proper.

My attorney-in-fact shall not be required to file any inventories and accountings with the Clerk of Court having jurisdiction over such matters, but shall be required to report to me upon my regaining capacity (in the event I should become incapacitated during the term hereof) or to my personal representative (in the event of my death during the term hereof) in writing full and accurate details of all actions taken hereunder.

My attorney-in-fact shall serve without bond and shall be compensated pursuant to our customary arrangement respecting legal affairs.

This power of attorney is effective immediately, and is executed pursuant to the provisions of N.C. Gen. Stat. §32A-8 and shall not be affected by my subsequent incapacity or mental incompetence. This power of attorney shall terminate on May 14, 2008 at 11:59 p.m. EST.

Date: 5/02/08	Signature:	/s/ Lonnie C. Poole, III	(SEAL)
LONNIE C. POOLE, III

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STATE OF NORTH CAROLINA

WAKE COUNTY

I certify that the following person personally appeared before me this day, acknowledging to me that he voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated:

LONNIE C. POOLE, III

Date: 5/2/08	/s/ Cynthia D. Spencer
Notary Signature

Cynthia D. Spencer
Notary Printed Name

(Official Seal)	My commission expires: 4/16/2011